Exhibit 99.1

ActivCard Appoints Ben C. Barnes as Chief Executive Officer

Company Appoints Former IBM Executive

FREMONT, Calif., June 1 /PRNewswire-FirstCall/—ActivCard Corp. (Nasdaq: ACTI), a leading global provider of strong authentication and trusted digital identity solutions, today announced the appointment of Ben C. Barnes as Chief Executive Officer, commencing May 31, 2004. Mr. Barnes was also elected to serve on the Company’s Board of Directors.

“Ben has extensive general management experience as a Chief Executive Officer for both public and private software companies,” said William Crowell, Chairman of the Board of Directors. “He also served as General Manager for the IBM division which spearheaded IBM’s move into the Business Intelligence software market. In this position, Ben was able to take an emerging technology and create the first solutions based division in IBM—which he grew from virtually no revenues to a $1 Billion revenue business unit in four years.”

ActivCard, a global provider of products that authenticate users and increase security for facilities and networks, conducted the search for an executive with strong operational skills, international experience and the ability to establish and leverage industry partnerships.

“I will bring to ActivCard my twenty-five years of enterprise software sales, marketing and general management experience—which comes from working with global 2000 customers,” said Ben C. Barnes, “This is coupled with several years experience selling exclusively to the Federal Government. ActivCard is well positioned. It has great technology and products in a large and emerging market, a blue chip customer base and a strong balance sheet—all the ingredients for success.”

In speaking about Barnes’ role at the company, William Crowell said, “Ben will focus on expanding our presence in the global Enterprise, Financial and Government markets leveraging our current assets and core competencies to increase revenue and market leadership. We also look to Ben’s experience to help strengthen our partnerships with key systems integrators, complementary software vendors, and resellers.”

About Ben C. Barnes

Most recently, Mr. Barnes served as President and CEO of Intraspect Software, a privately held, leading provider of enterprise software solutions that enable internal and external collaboration, and content management. Intraspect was acquired by Vignette (Nasdaq: VIGN). Prior to Intraspect, Mr. Barnes was the President and CEO of Sagent Technologies, a public enterprise software company. While at Sagent, he raised $34 million in private placement funding and bolstered indirect channel revenues by 200 percent. Before joining Sagent, Mr. Barnes was general manager of IBM’s Global Business Intelligence Solutions division and drove over $1 billion in sales annually for his division directly and more than $4 billion annually in sales across IBM. Prior to IBM, Mr. Barnes was chief marketing officer at Teradata, and, earlier, a Director at Unisys Defense Systems.

Mr. Barnes holds a Bachelor of Business Administration in Marketing/Accounting from Georgia State University, Atlanta, Georgia.

In connection with his employment, the company granted inducement stock awards to Mr. Barnes in accordance with Nasdaq Marketplace Rule 4350(i)(1)(A)(iv). These inducement awards consist of: (1) a restricted stock award to purchase 10,000 shares of ActivCard Corp. common stock at par value per share, which shares will vest on the first anniversary of Mr. Barnes’ employment, (2) a restricted stock award to purchase 100,000 shares of ActivCard Corp. common stock at par value per share, which shares will vest, if certain performance goals through March 31, 2005 are met, in equal amounts on each of June 1, 2005, 2006, 2007 and 2008, and (3) nonqualified options to purchase ActivCard Corp. common stock at fair market value, which shares vest over a period of four years. Additional details of these stock awards and additional incentive stock options granted to Mr. Barnes under the company’s option plan will be made available in Mr. Barnes’ Form 3, when filed with the U.S. Securities and Exchange Commission as required under applicable law.

About ActivCard

ActivCard, www.activcard.com, is a global provider of strong authentication and trusted digital identity solutions for secure remote access, single sign-on and enterprise access cards. Our scalable systems and strong authentication solutions are trusted by organizations — from enterprise to governments around the world. ActivCard delivers maximum Return On Identity(TM) (ROI) through increased security, reduced cost, and user convenience. The modular product design allows our customers to add capabilities as required, preserving their investment.

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties, including risks associated with changes in our management team, fluctuations in operating results, our history of losses, and other risks identified in our periodic filings with the United States Securities and Exchange Commission, including, but not limited to, those appearing under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, and in our Quarterly Reports on Form 10-Q. Copies of these filings are available from ActivCard and on the SEC’s website at www.sec.gov. Actual results, events and performance may differ materially from our forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. ActivCard disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

NOTE: ActivCard is a registered trademark and Return on Identity is a trademark of ActivCard in the United States and/or other countries. All other trademarks are the property of their respective owners in the United States and/or other countries.

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